UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) - January 19, 2005

IMCOR PHARMACEUTICAL CO.

(Exact name as specified in its charter)

NEVADA	0-23553	62-1742885
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation or organization)	File Number)	Identification No.)

6175 Lusk Boulevard
San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

(858) 410-5601

(Registrants' telephone number, including area code)

(Former name or former address, if changed since last report)

Item 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

Moss Adams LLP, independent certified public accountants, audited the financial statements for IMCOR Pharmaceutical Co. (the “Company”) for the year ended December 31, 2003. Moss Adams LLP will not be standing for re-election for the 2005 fiscal year. Moss Adams LLP will complete its audit of the Company’s December 31, 2004 financial statements. The Company is actively interviewing suitable replacements at this time and will announce the selection of its new auditors upon completion of this process.

Moss Adams LLP confirmed in a letter to the Chair of the Company’s Audit Committee that Moss Adams LLP had no disagreements with the Company or its Audit Committee on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Moss Adams LLP’s satisfaction, would have caused Moss Adams LLP to make reference in connection with its opinion to the subject matter of the disagreement.

As previously disclosed in our quarterly report on Form 10-QSB/A for the quarter ended September 30, 2004, Moss Adams LLP advised us that they observed certain reportable conditions and material weaknesses in the design or operations of our internal controls that, in their judgment, could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements.

The reportable conditions noted were that our financial statement close process was not performed in a timely manner, leading to delays and adjustments in reconciling recurring and non-recurring balances and transactions, and could result in material contracts and transactions being improperly omitted or incorrectly disclosed.  In addition, Moss Adams LLP stated that our use of Quickbooks accounting software, while itself not a reportable condition, when coupled with the lack of adequate internal controls could lead to situations in which errors or irregularities may not be discovered in a timely manner or a risk that users of the software could modify historical data.

The material weaknesses noted were that our accounting and reporting processes were not completed on a timely basis (in part due to the absence of a full-time on-site chief financial officer); the small size of our accounting staff results in inadequate segregation of duties; our limited number of financial and accounting personnel make it difficult to create a backup knowledge base enabling personnel to fill in if there is an absence of one individual;  and our policies and procedures relating to cash disbursements, cash handling, cash receipts and reconciliation should have greater segregation of duties to mitigate the risk of fraud or financial statement misstatement.

Moss Adams LLP recommended taking steps to alleviate understaffing in our accounting department to improve the timeliness of financial reporting and enable appropriate segregation of duties.  Additionally, Moss Adams LLP recommended that we require management to assess and report annually on the effectiveness of internal controls.

The Company and our Audit Committee are committed to remediating the reportable conditions and material weakness.  Our Form 10-QSB/A for the quarter ended September 30, 2004 describes the steps we have taken to address these matters. We do not expect to be able to fully implement all remediation until the Company has sufficient additional financing.  Although certain matters may not be fully remediated, we believe appropriate mitigating factors are in place to reduce the likelihood of material misstatements or improper disclosure.

Item 8.01. OTHER EVENTS.

On January 20, 2005, the Company held its 2004 Annual Meeting of Stockholders (the “Annual Meeting”) pursuant to a notice of meeting and Proxy Statement dated December 27, 2004. At the Annual Meeting, the stockholders ratified the issuance of more than 20% of the Company’s voting stock in connection with its 2004 financing transaction with certain institutional and accredited investors and the conversion into common stock of the aggregate principal amount of $8,559,500, plus accrued interest, under the Company’s secured promissory notes.

In addition, the stockholders approved the amendment of the Company’s 2000 Long Term Incentive Compensation Plan (the “Plan”) to increase the number of shares of common stock reserved for issuance from 4,568,750 to 30,000,000 shares. The Plan will also be amended to provide, under certain circumstances, for the cashless exercise of options and to provide that acceleration of vesting of options on a change of control will be discretionary not mandatory.

The Company’s stockholders also approved an amendment to the Company’s articles of incorporation to increase the number of shares of common stock authorized for issuance from 150,000,000 to 200,000,000 shares.

In addition, the stockholders authorized the Company’s Board of Directors to amend the Company’s articles of incorporation to effect, when and as determined by the Board during 2005 in its sole discretion, one or more reverse stock splits in a range between one-for-two up to one-for-twenty.

The Company’s stockholders also elected Brian M. Gallagher, Ph.D., Taffy J. Williams, Ph.D., Robert A. Ashley, Richard T. Dean, Ph.D., Darlene M. Deptula-Hicks, M.B.A., Jonathan J. Fleming, M.P.A. and Alan D. Watson, Ph.D., M.B.A. as the Company’s directors for 2005.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed by the undersigned hereunto duly authorized.

IMCOR PHARMACEUTICAL CO.

By:___/s/ Taffy J. Williams___________________________
Taffy J. Williams, Ph.D.
President and Chief Executive Officer

Dated: January 21, 2005